Exhibit 99.1

NEWS RELEASE
Contact:	Michael Grasher, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2014 FIRST QUARTER RESULTS

Net Income Rises 19.2%

DeRidder, LA – April 30, 2014—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the first quarter ended March 31, 2014.

	Three Months Ended March 31,
	2014	2013	% Change
	(in thousands, except per share data)
Net premiums earned	$89,233	$79,709	11.9%
Net investment income	6,708	6,670	0.6%
Net realized gains on investments (pre-tax)	101	24	NM
Net income	10,549	8,851	19.2%
Diluted earnings per share	$0.56	$0.47	19.1%
Operating net income	10,483	8,835	18.7%
Operating earnings per share	$0.56	$0.47	19.1%
Book value per share	$22.54	$21.20	6.3%
Net combined ratio	92.7%	94.7%
Return on average equity	10.1%	9.2%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “As we anticipated, the workers’ compensation market continued to hold steady during the first quarter of 2014, with competition remaining disciplined. As a result, AMERISAFE experienced gross written premiums exceeding $100.0 million for the first time in our history. Overall, AMERISAFE is pleased with first quarter results, with net income growing 19.2% driven by improved underwriting profitability.”

Insurance Results

	Three Months Ended March 31,
	2014	2013	% Change
	(in thousands)
Gross premiums written	$105,703	$99,123	6.6%
Net premiums earned	89,233	79,709	11.9%
Loss and loss adjustment expenses incurred	61,285	56,001	9.4%
Underwriting and certain other operating costs, commissions and salaries and benefits	21,371	18,877	13.2%
Policyholder dividends	113	554	-79.6%
Underwriting profit (pre-tax)	6,464	4,277	51.1%
Insurance Ratios:
Current accident year loss ratio	71.5%	73.2%
Prior accident year loss ratio	-2.8%	-2.9%
Net loss ratio	68.7%	70.3%
Net underwriting expense ratio	23.9%	23.7%
Net dividend ratio	0.1%	0.7%
Net combined ratio	92.7%	94.7%

•	Voluntary premium for policies written during the quarter increased by 9.3% compared to prior year quarter.

•	Overall gross premiums written in the quarter increased by $6.6 million due to a combination of the higher voluntary premium as well as positive payroll audits and related premium adjustments for policies written in previous periods. Payroll audits and related premium adjustments increased premiums written by $3.3 million in the first quarter of 2014.

•	In the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $2.5 million, primarily attributable to accident years 2009 and 2008. Our calendar year loss ratio was 68.7%, a 1.6 percentage point improvement from the first quarter of 2013, which reflects the increased pricing and favorable trends on frequency and severity.

•	For the quarter ended March 31, 2014, the underwriting expense ratio was 0.2 percentage points higher than the prior year. During the quarter, the Company experienced a $1.1 million benefit from lower retaliatory taxes resulting from its re-domestication to Nebraska as well as lower premium based assessments. Offsetting these benefits were higher levels of compensation and other expenses. Also impacting underwriting expenses were lower ceding commission and contingent profit commission accruals resulting from our 2014 reinsurance treaty.

•	The effective tax rate for the three months ended March 31, 2014 was 21.3% compared to 20.1% for the first quarter of 2013. The increase was driven by the mix of improved underwriting profitability and tax exempt income.

G. Janelle Frost, President and Chief Operating Officer, noted, “In the quarter, we benefitted from favorable prior year case development and a continued decline in frequency. Encouraging loss trends, along with sustained pricing, resulted in a lower loss selection for the current accident year and an improved underwriting margin from the previous year’s quarter.”

Investment Results

	Three Months Ended March 31,
	2014	2013	% Change
	(in thousands)
Net investment income	$6,708	$6,670	0.6%
Net realized gains on investments (pre-tax)	101	24	NM
Pre-tax investment yield	2.7%	2.9%
Tax equivalent yield (1)	3.8%	4.2%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of March 31, 2014, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.0 billion.

Capital Management

In addition to paying its first extraordinary cash dividend of $0.50 per share, the Company also paid a regular quarterly cash dividend of $0.12 per share on March 28, 2014. The $0.12 per share cash dividend reflects a 50% increase from the prior regular cash dividend of $0.08 per share. On April 29, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per share, payable on June 26, 2014 to shareholders of record as of June 12, 2014.

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning the plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million for an average per share price of $17.78, including commissions.

Supplemental Information

	Three Months Ended March 31,
	2014	2013
	(in thousands, except share data)
Net income	$10,549	$8,851
Less: Net realized capital gains	101	24
Tax effect (1)	(35)	(8)

Operating net income (2)	10,483	8,835
Average shareholders’ equity (3)	418,696	385,460
Less: Average other comprehensive income (loss)	(2,675)	2,707

Adjusted average shareholders’ equity	421,371	382,753
Diluted weighted average common shares	18,859,682	18,689,842

Return on average equity (4)	10.1%	9.2%
Operating return on average equity (2)	10.0%	9.2%
Diluted earnings per common share	$0.56	$0.47
Operating earnings per common share (2)	$0.56	$0.47

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures, and Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for May 1, 2014, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 8, 2014. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 31621865.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, oil and gas and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2013. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Revenues:
Gross premiums written	$105,703	$99,123
Ceded premiums written	(3,339)	(4,481)

Net premiums written	$102,364	$94,642
Net premiums earned	$89,233	$79,709
Net investment income	6,708	6,670
Net realized gains on investments	101	24
Fee and other income	131	109

Total revenues	96,173	86,512
Expenses:
Loss and loss adjustment expenses incurred	61,285	56,001
Underwriting and other operating costs	21,371	18,877
Policyholder dividends	113	554

Total expenses	82,769	75,432

Income before taxes	13,404	11,080
Income tax expense	2,855	2,229

Net income	$10,549	$8,851

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(unaudited)
Basic EPS:
Net income	$10,549	$8,851
Less: Portion allocable to unvested shares	—	15

Net income available to common shareholders	10,549	8,836

Basic weighted average common shares	18,531,926	18,281,353
Basic earnings per share	$0.57	$0.48

Diluted EPS:
Net income available to common shareholders	$10,549	$8,836
Diluted weighted average common shares:
Weighted average common shares	18,531,926	18,281,353
Stock options and performance shares	327,756	408,489

Diluted weighted average common shares	18,859,682	18,689,842
Diluted earnings per common share	$0.56	$0.47

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Investments	$916,334	$878,775
Cash and cash equivalents	106,860	123,077
Amounts recoverable from reinsurers	78,275	75,326
Premiums receivable, net	192,964	171,579
Deferred income taxes	32,806	33,645
Deferred policy acquisition costs	21,091	19,171
Other assets	28,420	27,428

Total assets	$1,376,750	$1,329,001

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$636,191	$614,557
Unearned premiums	177,428	164,296
Insurance-related assessments	28,113	25,428
Other liabilities	114,440	107,906
Total shareholders’ equity	420,578	416,814

Total liabilities and shareholders’ equity	$1,376,750	$1,329,001

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